Exhibit 23.4

Consent of Qualified Person

I, Jaye T. Pickarts, P.E. Q.P., in connection with the Annual Report on Form 10-K for the year ended December 31, 2024 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), consent to:

●	The filing and use of the Technical Report Summary for the Bear Lodge REE Project with an effective date of February 29, 2024, as an exhibit to the Form 10-K;
●	The use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K and the Technical Report Summary; and
●	The use of information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K.

I am the qualified person responsible for authoring the following sections of the Technical Report Summary: 1, 2, 8, 10, 14, 17, 21, 22,and 23.

I also consent to the incorporation by reference of the above items in the registration statements of Rare Element Resources, Ltd. filed on Form S-8 (File Nos. 333-170022, 333-184983 and 333-267097).

Dated March 21, 2025

By:/s/ Jaye T Pickarts

Name:Jaye T. Pickarts, P.E., Q.P.

Title:Chief Operating Officer, Rare Element Resources, Ltd.

181200_0001-1701724591-4907/0.4